12/23/96

                         SOFTWARE DEVELOPMENT AGREEMENT*
                         (FOR PROGRAMS BEING DEVELOPED)

* Confidential treatment has been requested with respect to designated portions of this document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.


National Jewish Center                               Colorado
Licensee's Name                                State of Incorporation

1400 Jackson Street
Street Address

Denver, CO 80206
City, State, Zip Code

303/398-1601                                      Gary Cott, M.D.
Area code/Phone No.                          Licensee's Representative


         This Software Development Agreement (the "Development Agreement") is made and entered into as of this 18th day of __December_______, 1996_, by and between LifeRate Systems, Inc. (LRSI) a Minnesota Corporation, having its principal offices 7210 Metro Blvd., Minneapolis, MN. 55439-2128 and _National Jewish Center ________________(the "Licensee").

         In consideration of the mutual covenants contained herein and other valuable consideration, the adequacy and receipt of which is hereby mutually acknowledged, the parties hereto agree as follows:


1. DEFINITION OF LRSI SOFTWARE. A general description of the LRSI Software to be developed is attached hereto as Exhibit "A." The term "LRSI Software" means (a) the object code for such software as hereafter developed by LRSI consistent with such description, (b) related machine readable materials provided by LRSI to Licensee in connection with such software, such as but not limited to , job stream run statements, and (c) all errors corrections, new releases, enhancements, and updates provided with respect thereto pursuant to the Technical Support Agreement. The LRSI Software will not include source code except as provided for in Exhibit B, Article (d) of this Agreement and Section 2 of the Technical Support Agreement. The term "Documentation" means all printed or tangible materials delivered by LRSI to Licensee in connection with the LRSI Software, such as but not limited to, procedure and training manuals, user manuals, screens, etc.


The paragraph titled "environment" in Exhibit A provides an executive level description of the technical environment that the LRSI Software will operate within, including import and export formats.

2. DEVELOPMENT STEPS. Development of the LRSI Software will occur in three consecutive steps, as follows:

      [confidential treatment has been requested for information omitted]


LRSI agrees to proceed to complete consecutively the three development steps identified above. LRSI estimates that Preliminary Design Document(s) will be completed as indicated on the _schedule outlined in Exhibit C. At the time of submission by LRSI to Licensee of materials at the completion of each of the first two steps, LRSI will advise Licensee of the estimated date as of which the next step (the second or third step, as the case may be) will be completed. However, all of these dates are subject to extension in the event of presently unanticipated development problems or in the event of causes of delay which are beyond the reasonable control of LRSI. LRSI agrees to notify Licensee of significant changes in the estimated dates for the completion of the three steps.

Upon completion of each step, LRSI shall submit to Licensee, as may be applicable: (i.) the Preliminary Design Document(s), (ii) the Detailed Design Document, or (iii) the Programming (object code only), the results of the Beta Site Testing, and the Documentation.

Licensee understands that the LRSI employees, consultants, and/or agents identified in Exhibit "C" will have as their primary responsibility the work effort associated with the development project defined in this Agreement. This means that such assigned employees, consultants, and/or agents will only work on other LRSI projects if it is reasonably anticipated that such other work will not materially detract from the schedule completion date(s) set forth in Exhibit C, unless otherwise agreed to in writing by Licensee.

3. INSPECTION BY LICENSEE. Licensee shall have 20 calendar days within which to inspect the materials submitted to it at the completion of each of the three steps. If Licensee determines that any of such materials are materially inconsistent with the general description of the LRSI Software set forth in Exhibit "A" or the materials previously submitted by LRSI to the Licensee at the completion of any prior step, then Licensee shall so notify LRSI in writing within the applicable 20 calendar days period, and LRSI shall take commercially reasonable steps to correct such inconsistencies. Failure of Licensee to notify LRSI in writing of inconsistencies within the applicable 20 calendar day period shall constitute approval by Licensee.

In addition to providing materials to Licensee at the completion of each of the three steps defined in Section 2 herein, LRSI may submit to Licensee a portion of the Preliminary Design Document(s), the Detailed Document(s), or the Programming, and Licensee agrees within a 20 calendar day period after receipt thereof to notify LRSI in writing of any inconsistencies. If Licensee does not so notify LRSI in writing, then Licensee may not later object to the materials submitted to it at the completion of the step on the basis of inconsistencies which existed in the portions of materials previously submitted to it unless such inconsistencies relate to the design or functioning of the LRSI Software as a whole.

4. ACCEPTANCE TESTING. In addition to the 20 calendar day period after the completion of the third step within which Licensee will have the right to inspect the materials submitted to it at the completion of such step to determine whether there are any inconsistencies, Licensee shall have an additional period of 60 calendar days (the "Acceptance Testing Period") within which to test the Programming and the Documentation for errors. Such "Acceptance Testing Period" shall not begin until LRSI and Licensee have created the test data files and database required to conduct effective Beta Testing as previously described in Section 2 above. If Licensee identifies any error within the Acceptance Testing Period, it will promptly notify LRSI in writing together with such supporting data as LRSI may reasonable request to enable LRSI to reproduce and to take commercially reasonable steps to correct the error. Failure of Licensee to notify LRSI in writing of errors within the Acceptance Testing Period shall constitute acceptance by Licensee of the LRSI Software "as is."

5. DEFAULT BY LRSI. LRSI shall not be in default in the performance of its obligations with respect to the development of the LRSI Software Programs unless LRSI fails to correct such inconsistencies (Section 3) or error(s) (Section 4) within a reasonable period of time after receipt of notification thereof from Licensee in accordance with the provisions of Section 3 and 4 herein. If Licensee does not notify LRSI in writing of any inconsistencies or errors within the applicable time period, the materials submitted to Licensee by LRSI shall automatically be deemed approved or accepted by Licensee.

LRSI shall be in default in the performance of its obligations with respect to the development of the LRSI Software Programs if it does not complete Beta Testing for each Phase I and Phase II deliverable within the calendar quarter specified in Exhibit C, Section 10 (e). Should LRSI fail to meet any of the projected calendar quarter dates, then LRSI may submit to Licensee written documentation that specifically states the reasons for failure to complete the Beta Test by such projected calendar quarter date and request approval for a ninety (90) day extension, which approval shall not be unreasonably withheld. Licensee has no obligation to consider a request for a second such extension of the Beta Test for any particular Phase I or Phase II deliverable.

6. DEVELOPMENT SUPPORT BY LICENSEE. The initial license fee for the LRSI Software, as set forth in Section 10, is based upon the assumption that Licensee will provide significant development support to LRSI in the development of the LRSI Software. Such support shall include, as reasonably requested from time to time by LRSI, the following obligations of Licensee:

         (a) Making available to LRSI for its inspection and review all documents, forms, and records relating to the area of business and practice which is the subject of the LRSI Software.

         (b) Consulting with LRSI about such area of business and practice and the procedures related thereto. Such consultation is generally expected to require the time of executive and administrative personnel of Licensee and will also require significant involvement of medical staff.

         (c) Responding to questionnaires and other inquiries about the documents, forms, and records referred to in (a) above and about the area of business and practice and the procedures referred to in (b) above.

         (d) Participation in the preliminary and detail design process, which includes attendance at all meetings that are related to the design and/or development of the LRSI software.

Licensee's responses to requests made by LRSI pursuant to this Section 6 shall be prompt. The purpose of the support to be provided by Licensee is to assist LRSI in acquiring the knowledge necessary to enable it to effectively develop the LRSI Software. Licensee acknowledges that the development of the LRSI Software is for customers of LRSI generally (THE MARKET) and that there may be specialized aspects of Licensee's business and practice which require enhancement of the LRSI Software for use by Licensee. To the extent that such enhancement requests occur after the Detail Design Document has been inspected and accepted, such enhancement requests that are considered unique to Licensee shall be designed and programmed by LRSI for Licensee as an enhancement within the terms and conditions of the Technical Support Agreement. Licensee shall be reasonable in its request for such enhancements that are considered unique and non-standard within the market, submitting detailed documentation that defines the need and describes the benefit.

7. LICENSEE'S OPTION TO TERMINATE.

         (a) Termination in Event of LRSI Default. In the event of any default by LRSI in the performance of its obligations under this Agreement prior to the Final Payment Date, which default is not cured by LRSI within 60 calendar days after written notice thereof is given by Licensee, Licensee shall have the right to terminate this Agreement by giving prompt written notice to LRSI. Upon such termination, LRSI agrees to refund to Licensee, within 45 calendar days, an amount equal to the license fee payments previously made by Licensee, after receipt by LRSI of the notice of termination pursuant to this part (a). The remedy in this part (a) is the sole and exclusive remedy of Licensee in the event of any default by LRSI prior to the Final Payment Date.

         (b) Termination in Absence of LRSI Default. In the absence of a default by LRSI, Licensee shall nevertheless have the right at any time during the 20 calendar day inspection period following submission by LRSI to Licensee of the Preliminary Design Document(s) or the Detailed Design Document(s) to terminate this Agreement by giving written notice to LRSI. Licensee shall not thereafter have the obligation to make any additional license fee payments except for those due with respect to the steps then completed by LRSI, including any due upon correction by LRSI of any inconsistencies in materials previously submitted by LRSI to Licensee. In the event of termination by Licensee pursuant to this part (b), Licensee shall not be entitled to any refund of payments previously made to LRSI.

         (c) Other Consequences of Termination. Upon termination of this Agreement pursuant to (a) or (b) above: (i.) Licensee shall no longer have any license or right to a license of the LRSI Software or the Documentation, (ii) Licensee shall promptly return to LRSI all copies of the LRSI Software, the Documentation, and all other materials previously submitted to Licensee by LRSI pursuant to Section 2 or otherwise related to the LRSI Software, and (iii) all further obligations of the parties under this Agreement shall terminate except as otherwise specifically stated.

8. LICENSE. Subject to completion by LRSI of the development work, LRSI hereby grants to Licensee a restrictive and nonexclusive License to use the LRSI Software and the Documentation and the LRSI database as defined in Section 21 on the Defined Computer at the "Defined Computer Site" - as identified in Exhibit E attached. Licensee does have the right to access the LRSI Software Programs that reside at the Defined Computer Site using remote terminal/PC type devices from any location. Licensee will not permit any of the LRSI Software or the Documentation to be used by any other person or on any other equipment or at any other location, except as may be hereafter agreed to in writing by LRSI. The License granted herein is not assignable or transferable by Licensee except to a successor in interest of the business of Licensee and then only with the prior written approval of LRSI, which approval shall not be unreasonably withheld. Licensee may not grant any sublicenses or otherwise make the LRSI Software or the Documentation available to any other person, entity, or business. Licensee may use the LRSI Software and the Documentation only to process its own data, the data of certain affiliated companies identified as "Affiliates" in Exhibit F attached hereto and made a part hereof, and the data of collaborative relationships as defined in Exhibit B, Paragraph (k), and may not use the LRSI Software or the Documentation to perform data processing functions for any other person, entity, or business by acting as a service bureau, processing center, or otherwise. Licensee agrees that it will not reverse assemble, reverse compile, or reverse engineer the LRSI Software in whole or in part and that it will not modify or alter the LRSI Software.

9. ADDENDUM. Exhibit "B" Attached hereto and made a part hereof, describes additional terms and conditions that the parties have agreed to.

10. INITIAL LICENSEE FEE. The initial license fee for the license to use the LRSI Software granted Licensee in this Agreement is [confidential treatment has been requested for omitted information] which shall be payable as outlined in Exhibit C (Projected Schedule of Deliverables and Payments) attached hereto and made a pert hereof. Such individual payment amounts, when aggregated, are directly related to the following events:

      [confidential treatment has been requested for omitted information]


The specific breakdown of payments by deliverable and the timing of those payments for each of the above segments (b,c,d,e) is outlined in Exhibit C, Sections 10(a) through 10(f).

In addition to the initial License Fee component there may be additional License Fee components that will be paid by Licensee to LRSI. Such additional License Fee components are defined in Exhibit F attached hereto and made a part hereof.

11. OWNERSHIP. Title to, ownership of, and all proprietary rights in the LRSI Software, in the Documentation, and in any and all other Preliminary Design Document(s), Detailed Design Documents, Programming, related written or machine readable materials, and other development work related to the LRSI Software, whether or not incorporated into the LRSI Software, is reserved to and shall remain with LRSI. Licensee shall have no right or interest therein except pursuant to the license granted pursuant to this Agreement, whether or not Licensee or any of its employees or agents contributed to the conception or development thereof or paid LRSI for its services in connection therewith. Licensee shall, from time to time, take any further action and execute and deliver to LRSI any further documents, including documents of assignment or acknowledgment, which LRSI may reasonably request in establishing and perfecting LRSI's ownership rights in the LRSI Software and the Documentation, and in any such other materials and development work.

12. MARKETING SUPPORT BY LICENSEE. The initial license fee for the LRSI Software, as set forth in Section 10, is also based upon the expectation that Licensee will provide significant marketing support to LRSI for a period of five
(5) years after the Final Payment Date. Such support shall include, as reasonably requested by LRSI during such period, the following obligations of
Licensee:

         (a) Responding helpfully to inquiries from LRSI prospects about the LRSI Software.

         (b) Demonstrating and explaining the LRSI Software to LRSI prospects at Licensee's principal location. Such demonstrations and explanations shall be scheduled by LRSI at times which do not unduly interfere with the normal functions of Licensee's daily operations and shall in no event occur more frequently than once each month except as Licensee agrees otherwise.

13. EXPENSES OF LICENSEE. Licensee shall pay, without any right of reimbursement from LRSI or from LRSI prospects, all expenses incurred by it in performing its obligations under Section 6 relating to development support and Section 12 relating to marketing support. Such expenses may include, without limitation, travel expenses, long distance telephone calls, postage, and personnel expense.

14. REPRESENTATIVES. Each party agrees to designate, in writing, two qualified persons to act as its representatives in coordinating all activities of such party under this Agreement, including, in the case of Licensee, the inspections by Licensee under Section 3 and the support obligations of Licensee under
Section 6 and 12. A party's representative may be changed from time to time by written notice to the other party. All communications by and to a party's representative shall be deemed communications by and to such party and shall be binding upon such party.

Both parties shall designate a person to represent the administrative/technical considerations and a person to represent the clinical considerations. Written notice of changes in such representation shall be made in accordance with
Section 27 herein.

15. TECHNICAL SUPPORT AGREEMENT. LRSI and Licensee agree that the Technical Support Agreement will apply to the LRSI Software developed hereunder, and the Documentation, commencing at the end of the Acceptance Testing Period. For purposes of interpreting the Technical Support Agreement as it will apply to the LRSI Software and Documentation described herein, the parties agree as follows:

         (a) References in the Technical Support Agreement to the "LRSI Software" and "Documentation" shall mean the LRSI Software and Documentation, respectively, including any error corrections, new releases, enhancements, programs, or other materials provided by LRSI to Licensee pursuant to the Technical Support Agreement.

         (b) As it applies to the LRSI Software , the term of the Technical Support Agreement under Section 3 thereof shall continue (including automatic extensions) until the first to occur of the following: (i.) the termination of the term under Section 3 or Section 5 of the Technical Support Agreement without regard to the LRSI Software, or
         (ii) the date, if any, on which the license of the LRSI Software is terminated under this Agreement.

         (c) The references in Sections 1,2,3,5,10 and 12 of the Technical Support Agreement to the "Development Agreement" shall mean this Agreement.

As a result of the application of the Technical Support Agreement to the LRSI Software developed in addition to that specified in Exhibit A and C for Phase I and Phase II, the Fee payable under Section 4 of the Technical Support Agreement shall increase, commencing with the month in which the Acceptance Testing for the additional Software ends, by an amount equal to the standard fee which LRSI in good faith then decides to charge other customers of size comparable to Licensee for technical support of the additional LRSI Software. Such increase shall be in addition to any other increases permitted under Section 3 of the Technical Support Agreement.

This Section 15 constitutes an amendment to the Technical Support Agreement.

16. LIMITED WARRANTY. LRSI represents and warrants that it has the power and authority to enter into this Agreement and its staff is competent, possessing the skills and experience necessary to complete the work effort as described in Exhibits A and C of this Development Agreement. LRSI MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LRSI SOFTWARE OR THE DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The remedies provided for in Section 7 are in lieu of any representations or warranties relating to the LRSI Software or the Documentation.

17. LIMITATION OF DAMAGES; EXCLUSIONS OF DAMAGES. THE TOTAL LIABILITY OF LRSI FOR ANY AND ALL CLAIMS IN ANY WAY RELATED TO THIS AGREEMENT, AND ANY PERFORMANCE OR NONPERFORMANCE BY LRSI HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, SHALL IN NO EVENT EXCEED TWO TIMES THE FEES PAID BY LICENSEE TO LRSI PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT PRIOR TO THE FINAL PAYMENT DATE, THE TOTAL LIABILITY OF LRSI FOR BREACH OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT SET FORTH IN SECTION 7. This is in recognition of the actual license fees (direct costs) paid by Licensee to LRSI as well as a portion of the indirect costs incurred by Licensee. The foregoing sentence shall not limit any right of Licensee to indemnification under Section 20 herein.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL LRSI BE LIABLE TO LICENSEE OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER CONSEQUENTIAL DAMAGES, OR FOR ANY INCIDENTAL OR SPECIAL DAMAGES, EVEN IF LRSI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY CLAIM BY LICENSEE BASED UPON ANY CLAIM BY ANY OTHER PARTY AGAINST LICENSEE, EXCEPT AS PROVIDED IN SECTION 20 HEREIN ENTITLED "PATENT AND COPYRIGHT INFRINGEMENT."

It is expressly understood and agreed that in the event any remedy under this Agreement is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages set forth herein shall nevertheless remain in effect.

18. TERMINATION OF LICENSE. The license of the LRSI Software and the Documentation shall, at the election of LRSI, terminate upon the occurrence of any of the following events:

         (a) Material default by Licensee in performing any of its obligations under this Agreement and failure of Licensee to correct such default within 45 calendar days after receipt of written notice thereof from LRSI.

         (b) Insolvency of Licensee or the making by Licensee of a general assignment for the benefit of its creditors, or the filing by Licensee of a voluntary petition in any bankruptcy or insolvency proceeding, or the commencement of an involuntary proceeding against Licensee under any bankruptcy or insolvency law which proceeding is not terminated within 60 calendar days after the commencement thereof.

         (c) Discontinuance by Licensee of use of the LRSI Software for a period exceeding six (6) months; provided however that Licensee may reinstate this Agreement and the Technical Support Agreement at any time up to one (1) year following termination of this Development Agreement pursuant to this part (c) and termination of the Technical Support Agreement pursuant to Section 5(a) thereof by paying to LRSI all fees which would have been owed under the Development Agreement and the Technical Support Agreement prior to the date of reinstatement as if the previously stated Agreements had never been terminated.

Upon termination of the license, Licensee agrees promptly to return to LRSI the LRSI Software and the Documentation, including, without limitation, all copies of object code for the LRSI Software and copies of all other machine readable, printed, and tangible materials related thereto. LRSI agrees, upon such termination, to cooperate with the alternate vendor selected by Licensee in providing record layouts, data file definitions, test tapes, and the electronic conversion of all data files and the detail history database. Licensee agrees to pay LRSI a reasonable fee for such services.

LRSI also agrees that should such termination occur, Licensee has the right to make a copy of the LRSI Programs and use them at a location other than the Defined Computer Site for the sole purpose of deconverting from LRSI and converting to an alternate vendor. Such right of use at a location other than the Defined Computer Site shall be granted for a maximum of ninety (90) days. During such time, Licensee shall be obligated to abide by the terms and conditions of this Development Agreement and the Technical Support Agreement.

19. PROTECTION OF PROPRIETARY RIGHTS. Licensee recognizes and agrees that the LRSI Software and the Documentation: (a) are considered and will be considered by LRSI to be trade secrets, (b) are and will be furnished to Licensee in confidence, and (c) contain and will contain proprietary and confidential information of LRSI. The placement of a copyright notice on any portion of the LRSI Software or Documentation will not be construed to mean that such portion has been published and will not derogate from any claim that such portion is a trade secret or contains proprietary and confidential information. Licensee agrees to hold the LRSI Software and Documentation in confidence and to take all reasonable precautions to safeguard the confidentiality thereof. Licensee shall not print, copy, or duplicate any portion of the LRSI Software or Documentation, in whole or in part, except that Licensee may make a copy of any machine readable portion of the LRSI Software for normal security backup purposes and may make a reasonable number of copies of the Documentation for its own internal use. Licensee shall keep all copyright notices and proprietary legends on the LRSI Software and Documentation and all copies thereof.

Licensee will not provide or otherwise make available any portion of the LRSI Software or Documentation in any form without LRSI's prior written consent except to Licensee's employees or agents during the period they are at the Defined Computer Site, and then only for the purposes specifically related to Licensee's authorized use of the LRSI Software. Licensee will take appropriate action by instruction and agreement with any persons permitted access to any portion of the LRSI Software or Documentation to inform them of the trade secret, proprietary, and confidential nature of the LRSI Software and Documentation and to obtain their compliance with the terms of this Section. Licensee will be liable for noncompliance by agents to the same extent as it would be liable for noncompliance by its employees.

Licensee will insure, prior to disposing of any media, that any materials relating to the LRSI Software or Documentation have been erased or otherwise destroyed.

The provisions of this section shall survive any termination of this Agreement or the license granted herein. Notwithstanding anything in this Section to the contrary, Licensee shall have no obligation of confidentiality with respect to any portion of the LRSI Software or the Documentation which is in or becomes part of the public domain, and Licensee shall not be in breach of its confidentiality obligations to the extent it is required to disclose any portion of the LRSI Software or the Documentation pursuant to any final order of a court of competent jurisdiction as long as Licensee has furnished LRSI notice of any petition for such an order and of any such order prior to disclosure.

20. PATENT AND COPYRIGHT INFRINGEMENT. LRSI will, at its expense, defend Licensee against any claim made against Licensee within two years after the Final Payment Date, or within any longer period of time during which LRSI provides monthly support services to Licensee pursuant to the Technical Support Agreement between the parties, in which claim it is alleged that the LRSI Software, as furnished to Licensee pursuant to this Agreement and as used within the scope of the license granted hereunder, infringe a valid U.S. patent, copyright, or trade secret belonging to any third party, and LRSI will pay all costs, damages, and attorney's fees that a court finally awards against Licensee as a result of such claim provided that:

         (a) Licensee promptly notifies LRSI in writing of any such claim, and

         (b) Licensee allows LRSI to control, and fully cooperates with LRSI in the defense of any such claim and all related settlement negotiations.

If such a claim of infringement has occurred, or in LRSI's judgment is likely to occur, Licensee agrees to allow LRSI, at LRSI's option and expense, to procure the right for Licensee to continue using the LRSI Software or to replace or modify it so that it becomes non-infringing. If none of the foregoing alternatives are available on terms which are reasonable in LRSI's judgment, then LRSI shall have the right to terminate the license of the potentially infringing LRSI Software upon 90 calendar days prior written notice to Licensee, in which event LRSI shall refund to Licensee two times the amount by which the license fee set forth in Section 10 exceeds the product of one-sixtieth of such license fee multiplied by the number of months between the Final Payment Date and the date of termination of the license pursuant to this Section 20.

         This Section states LRSI's entire obligation to Licensee regarding infringement or the like.

21. LRSI DATABASE. For purposes of this Agreement, "Licensed Data" means the medical data, patient data, financial data or other data or information of any kind, that is related to respiratory health care, developed or owned or procured by Licensee and is not in the public domain; and "LRSI Database" means the database compiled by LRSI that includes the Licensed Data received from Licensee and comparable data that LifeRate obtains from other customers.

     (a) OWNERSHIP OF LICENSED DATA. LRSI hereby acknowledges that Licensee owns, and, as between LRSI and Licensee, shall at all times continue to own all Licensed Data and any copyrights or other intellectual property rights associated with the Licensed Data, subject to the license granted pursuant to Section 21(c). LRSI shall not sell, disclose, publish, reveal or use in any way, directly or indirectly, the Licensed Data, except to the extent permitted by the license granted to LRSI pursuant to Section 21(c).

     (b) OWNERSHIP OF LRSI DATABASE. Licensee hereby acknowledges that LRSI owns exclusively all rights, title and interest in and to the LRSI Database, and that the rights and interests of Licensee are limited to those specifically granted in Section 8.

     (c) LICENSE. Licensee hereby grants to LRSI a fully paid, transferable, non-exclusive, perpetual license to use the Licensed Data in connection with the development, installation and operation of LRSI Software, as provided in this Agreement, and to include the Licensed Data in the LRSI Database and any database developed, maintained and used by LRSI in compiling, analyzing and reporting aggregate patient data. Such Licensed Data shall be processed by Licensee, prior to the data's being transferred from Licensee's site, in a manner that prevents such data from being tracked to identifiable patients or physician providers. Upon the request of Licensee, the algorithm to be used by LRSI to strip the confidential components shall be demonstrated to Licensee in advance of any data transfer. LRSI shall have the right to grant to third parties licenses and rights to subscribe to and participate in the LRSI Database. The perpetual license granted pursuant to this Section 21(c) shall survive any termination of this Agreement and shall continue perpetually after any termination of this Agreement.

     (d) LIMITATIONS ON USE OF LRSI DATABASE. Licensee shall not utilize the LRSI Database for any direct or indirect commercial benefit of any person or entity, or any health care provider in which Licensee participates or with whom Licensee affiliates in the provision of health care services, other than Licensee. Licensee shall not utilize or permit its affiliates, and the utilization of the LRSI Database for the direct or indirect benefit of any developer, manufacturer or marketer of medical devices other than Medtronic, Inc.

     (e) LRSI DATABASE EXCEPTION. Notwithstanding any other provision of this Agreement, LRSI shall have the limited right to retain, assemble and display data and summary utilization, patient outcome and cost data included in any LRSI Database made available to LRSI by Licensee in connection with any LRSI Database in accordance with Section 21(c). Such use of data shall not constitute a breach of Section 26 of this Agreement.

22. CURRENT PROCEDURAL TERMINOLOGY. For purposes of this Agreement, "CPT" means the Physicians' Current Procedural Terminology, Fourth Edition, as contained in CPT-1996, Copyright 1995 American Medical Association (the "AMA"), a coding system of nomenclature and five-digit codes for reporting physicians services, licensed to LifeRate by the AMA.

     (a) CPT is included in the LRSI Software pursuant to a license agreement entered into between LRSI and the American Medical Association ("AMA"). The provision of an updated version of the CPT in the LRSI Software is dependent upon the continuation of such license agreement between LRSI and the AMA.

     (b) Licensee is granted hereunder no right to use and is prohibited from using CPT or information therein in any public computer-based information system or public electronic bulletin board, including the Internet. Licensee is also prohibited from publishing, translating and transferring possession of the LRSI Software or a copy or portion thereof. Further, Licensee is prohibited from creating derivative works based upon CPT and selling, leasing or licensing CPT or otherwise making the LRSI Software or any portion thereof available to any unauthorized party.

     (c) CPT is copyrighted by the AMA, and Licensee shall place on all permitted backup or archival copies of the LRSI Software notices of the proprietary rights and copyright of the AMA in and to the CPT. Licensee shall ensure that anyone who is authorized access to the LRSI Software complies with the terms and provisions of this Section 22.

     (d) LRSI and the AMA disclaim any and all liability, including liability for the sequence, accuracy and completeness of data, contained in CPT; and disclaim responsibility for any consequences attributable to or related to any use, non-use or interpretation of information contained in or not contained in CPT.

     (e) LRSI AND AMA PROVIDE NO WARRANTY THAT THE DATA CONTAINED IN CPT WILL MEET LICENSEE'S REQUIREMENTS, OR THAT THE USE OF THE LRSI SOFTWARE WILL BE UNINTERRUPTED OR WITHOUT ERROR.

     (f) In no event shall LRSI or AMA be liable for any special, incidental, indirect and/or any consequential damages, including lost profits arising under this Section 22. Except as otherwise provided in Sections 7 and 17 of this Agreement with respect to LRSI, the entire liability and warranty by LRSI and AMA with respect to the LRSI Software and CPT shall be to use reasonable efforts of LRSI to correct a defect or furnish a replacement of the LRSI Software and CPT within a reasonable, agreed upon period of time.

     (g) This product (i.e., the LRSI Software) includes CPT which is commercial technical data and/or computer data bases and/or commercial computer software and/or commercial computer software documentation, as applicable which were developed exclusively at private expense by the American Medical Association, 515 North State Street, Chicago, Illinois 60610. U.S. Government rights to use, modify, reproduce, release, perform, display or disclose these technical data and/or computer data bases and/or computer software and/or computer software documentation are subject to the limited rights restrictions of DFARS 252.227.7015(b)(2) (June 1995) and/or subject to the restrictions of DFARS 227.7202-1(a) (June 1995) and DFARS 227.7202-3(a) (June 1995), as applicable for U.S. Department of Defense procurements and the limited rights restrictions of FAR 52.227-14 (June
     1987) and/or subject to the restricted rights provisions of FAR 52.227-14 (June 1987) and FAR 52.227-19 (June 1987), as applicable, and any applicable agency FAR Supplements, for non-Department of Defense Federal procurements.

23. TAXES. Licensee agrees to pay when due (or reimburse LRSI for) all Colorado sales, use, transaction, and other taxes, including penalties and interest, which LRSI is at any time obligated to pay to or to collect from the State of Colorado in connection with this Agreement, including the license of the LRSI Software and the other transactions contemplated by this Agreement, except any taxes based on LRSI's net income. Any delay by LRSI in collecting any such tax shall in no way release Licensee of its obligation to pay or reimburse LRSI therefor.

24. THIRD PARTY CLAIMS. Licensee agrees to indemnify and hold LRSI harmless from any and all claims, (including those arising from, or associated with the FDA) losses, and damages Licensee, or any Affiliate, or any other person or entity who may be affected by Licensee's use of the LRSI Software, except for claims in which it is alleged that the LRSI Software or Documentation infringe a valid U.S. patent, copyright, or trade secret belonging to any third party.

25. DELAY IN PERFORMANCE. LRSI shall not be responsible for any failure to perform due to causes beyond LRSI's control, including, but not limited to, labor disputes, strikes, acts of God, fire, storm, water, delays in transportation, communication line failure, and governmental actions. Any delay beyond LRSI's control shall be excused and the period of performance extended as may be necessary to enable LRSI to perform after the cause of delay has been removed.

26. CONFIDENTIAL INFORMATION OF LICENSEE. LRSI shall use the same standard of care to preserve the confidentiality of all financial, patient, and other clearly designated confidential information of Licensee as LRSI uses with respect to its own materials of a confidential nature and with respect to the confidential material of other licensees of its data processing programs.

27. NOTICES. All notices given under this Agreement shall be in writing and shall be given by personal delivery, United States mail, or United States Express Mail, or other established express delivery service (such as Federal Express), postage or delivery charge prepaid, addressed to the parties as follows:

LRSI:

         LifeRate Systems, Inc.
         7210 Metro Blvd.
         Minneapolis, MN.  55439-2128


LICENSEE:

           National Jewish Center for
           Immunology and Respiratory
           1400 Jackson Street
           Denver, CO 80206

Notice shall be considered received on the date of actual receipt, in the event of personal delivery, or on the date of first attempted delivery, in the event of United States mail or United States Express Mail or other established express delivery service. Either party, upon notice to the other, may change the address for future notices, as long as the changed address is one to which notices may be delivered in the manner contemplated by this Section.

28. GOVERNING LAW; LIMITATION ON ACTIONS. This Agreement is entered into in the State of Minnesota and in all respects shall be construed, interpreted, and governed by the laws of the State of Minnesota, without regard to conflicts of law principles. No claim or action arising out of this Agreement may be asserted by either party more than two years after the cause of action has arisen.

29. ENTIRE AGREEMENT; INTERPRETATION; MODIFICATION. This Agreement, the Technical Support Agreement, and their Exhibits, which exhibits are part of this Agreement, set forth the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the parties. The provisions of this Agreement shall be construed as a whole and not strictly for or against either party. The section headings in this Agreement are included only for purposes of convenient reference, and they shall not affect the interpretation of this Agreement. This Agreement may not be amended or modified except by a written instrument signed by both parties.

30. LATE PAYMENTS. If any payment owed by Licensee to LRSI is not paid when due, LRSI, at its option, may charge Licensee interest on such past due amount at the prime rate as published in the Wall Street Journal on the first of each month.

31. EFFECT OR INVALID OR UNENFORCEABLE PROVISION. This Agreement, to the extent possible, shall be construed so as to give validity to all the provisions hereof. Any provision of this Agreement found to be invalid or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be enforced to the fullest extent permitted by applicable law.

32. ACCEPTANCE BY LRSI. This Agreement shall not be effective until accepted by LRSI and signed by one of its officers at its principal offices in Minneapolis, Minnesota , and a copy of this Agreement so accepted has been delivered or mailed by LRSI to Licensee.

33. ARBITRATION. If a dispute under this Agreement cannot be resolved by the parties, such dispute shall be submitted to binding arbitration except that any dispute under Sections 11, 19, and 24 need not be submitted to arbitration It is the intent of the parties that the arbitration be structured in such a way as to minimize costs and delay. The arbitration shall be conducted pursuant to the rules of commercial arbitration of the American Arbitration Association (AAA), with the following stipulations or exceptions.

   (a) The arbitration hearing shall be held before a single arbitrator if LRSI and Licensee agree upon a single arbitrator. If LRSI and Licensee cannot agree upon a single arbitrator, then each shall select an arbitrator, and those arbitrators shall select a third arbitrator. If they are unable to agree upon a third arbitrator within 15 calendar days, the third arbitrator shall be selected as provided in the AAA rules. Each arbitrator shall have knowledge of healthcare electronic data processing practices.

   (b) The arbitration decision shall be rendered not later than thirty (30) calendar days after the final day of the hearing and shall be judicially enforceable, non-appealable and binding.

   (c) Summaries of any expert testimony, along with copies of all documents to be submitted as exhibits, shall be exchanged as least ten (10) calendar days before arbitration under procedures set up by the arbitrator(s).

   (d) Except as otherwise specified herein, there shall be no discovery or dispositive motion practice except as may be permitted by the arbitrator(s), who may authorize only such discovery as is shown to be necessary to insure a fair hearing.

   (e) Arbitration costs, arbitrators' fees, and attorneys' fees and costs shall be allocated between the parties by the arbitrator(s).

   (f)   The arbitration shall occur in Chicago, Illinois.

   (g)   In no event may the arbitrator(s) award punitive damages.

34. BINDING EFFECT. Subject to the other provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.


         IN WITNESS WHEREOF, the parties have executed this Agreement.


LifeRate Systems, Inc. (LRSI)

By: /s/ William W. Chorske

Its: President & CEO


LICENSEE:
National Jewish Center


By: /s/ Lynn Taussig


Its: President & CEO
        12/31/96


12/23/96


                                    EXHIBIT A
             GENERAL OVERVIEW OF LIFERATE SYSTEMS, INC. DELIVERABLES

INTRODUCTION:

It is important that our development customers be involved with the entire design process. They provide "ease of use" functionality, clinical data elements, guidelines and application navigation insight during the design phase. When a prototype is available, these same individuals are requested to extensively exercise the software. This gives LRSI invaluable guidance and validation that the designed and programmed applications perform those features/functions as intended for the general marketplace.

The LRSI software design and development project methodology includes, but is not limited to: Preliminary Design Documentation, Detail Design Documentation, Prototyping, Programming, Clinical Validation, Release to development customers and general release.

LRSI has divided the development work effort into several phases. The following outlines the first two phases of what is to be developed.

PHASE I
This phase of the work effort between LRSI and National Jewish Center for Immunology and Respiratory Medicine (NJC) is an integration of existing data from current NJC applications and the creation of a master patient index (MPI).

Integration combines data from various NJC information sources into LRSI's patient centric data repository. A provider centric view is also possible with the LRSI data structure. Integration introduces additional structure to existing patient data sources and enhances the value of that data by improving capacity and the ability to access and manage that data.

Integration is a four step process of combining information from disparate NJC electronic systems into a single data repository.

      [confidential treatment has been requested for omitted information]


EXHIBIT C presents, in detail, the process LRSI will use to successfully complete Phase I.

PHASE II
This phase encompasses the design and development of clinical screens for point of care data capture and the associated database components to facilitate data entry at the point of care for:

               * Pulmonology
               * Infectious Diseases
               * Immunology
               * Rheumatology
               * Allergy and Asthma

LRSI will assign a Product Line Manager to work with the Clinicians appointed by NJC as Clinical Advisors to develop a preliminary design document. The preliminary design document will give general information concerning screen formats, necessary data elements, design analysis and security for the point of care data capture screens. A preliminary design document will be developed for each medical specialty listed above. An example of an LRSI preliminary and detail design document is attached for Licensee's reference

NJC will assign a clinical advisor for each specialty and a clinical administrator to ensure consensus among advisors.

EXHIBIT C presents, in detail, the steps LRSI will follow to successfully complete Phase II.

ENVIRONMENT

The LifeRate System operates in a Client-Server environment with the Client and Server communicating via industry standard protocols, i.e; TCP/IP, IPX/SPX or NetBeui over industry standard physical networks, i.e.; Ethernet, Token Ring or industry standard WAN, i.e.; ISDN, T1, ATM. The minimum requirements for the server are an Intel Pentium(C) 120 MHz microprocessor, 32 MB of RAM and 4 GB of Hard Drive space. An appropriate tape backup system is recommended but is not required for proper functionality of the LifeRate software. The server environment is Microsoft Windows NT(C) 3.51 or better with Microsoft SQL Server(C) 6.0 or better.

The client environment is an Intel Pentium(C) 100 MHz with 16 MB of RAM and sufficient free space on the hard drive to install the LifeRate application (currently ca. 15 MB). The client environment must be running one of Microsoft Windows 3.11(C), Windows 95(C), or Windows NT 3.51 Workstation.


                                    EXHIBIT B
                 ADDENDUM TO THE SOFTWARE DEVELOPMENT AGREEMENT

This addendum is made and entered into this 18th day of December , 1996, between LifeRate Systems, Inc. (LRSI), a Minnesota Corporation, and National Jewish Center for Immunology and Respiratory Medicine (The Licensee), in conjunction with the execution of the Technical Support Agreement between the parties on this same date.

          a.) LRSI acknowledges that Licensee needs evidence of an agreement between LRSI and National Asthma and Allergy System (NAAS) confirming LRSI's sole ownership of all LRSI software source code.

          b.) [confidential treatment has been requested for omitted information]

          c.) LRSI and Licensee agree to designate and identify staff that are qualified to perform the tasks associated with this Development Agreement. Both parties understand the importance of maintaining staffing continuity throughout the development project lifecycle. Section 14 of this Development Agreement specifies that each party shall designate two such representatives, one each for the administrative/technical considerations and another for the clinical considerations.

          d.) The initial license fee due as defined in Section 10 of the attached Development Agreement and the payment schedule as shown on Exhibit "C" of the Development Agreement, is paid by Licensee to LRSI for the development of LRSI Software Programs. LRSI understands that such License Fees paid by Licensee are to be used for such software development. It is LRSI's intent to use all license fees paid by Licensee for the sole purpose of supporting the software being developed.

          e.) LRSI understands that Licensee expects LRSI to use the license fees received from Licensee and any other source of funds (i.e. cash reserves) required to support this development project effort to successful completion. In the event LRSI is in default under the terms of the Development Agreement and the default remains uncured for more than six (6) months, resulting in the development effort not being completed in accordance with the preliminary and detail design documents, then it will use its best efforts to assist Licensee as follows:

                           * As requested by Licensee, LRSI will use its best efforts to transfer the work product completed to date (including all source code) to a Licensee internal staff selected by Licensee or any other organization or group of individuals selected by Licensee, or

                           * Provide Licensee with all work effort completed to date. This includes all design documents, work materials, programming effort, screens, logic, source code, documentation, and all other information associated with this development project.

          e.) With respect to the significant work effort associated with this development project, both parties recognize and understand the extensive amount of time required to achieve the desired results. Each party understands the amount of time (with travel and overnights) that is required to be at each others main location. During the duration of the project both parties agree to provide administrative/ clerical support and office space to each others employees and representatives.

          f.) LRSI agrees to have Mr. William W. Chorske, current LifeRate CEO, remain active with this development project through December 1998, or the projects completion, whichever first occurs. Mr. Chorske's participation will be as CEO of LRSI or as an active Board Member, attending and participating in the quarterly executive level status meetings conducted by the respective project team leaders. Any time after December 31, 1997, LRSI may nominate and request a replacement for Mr. Chorske, which request shall require Licensee's approval, and which approval shall not be unreasonably withheld.

         g.) [confidential treatment has been requested for omitted information]

         h.)      LRSI will use reasonable efforts to:

                  * Design and develop clinical data capture screens in a manner that allows for a certain level of user definable formatting of defined data fields and the addition of previously defined data elements without LRSI programming intervention. Such clinical data capture screens will facilitate the placement of fixed and variable data elements.

                  * Design and develop the clinical data capture screens and associated software navigation so a level of screen flow (sequence) can be user definable.

                  * Research and identify, during the initial design process, alternate methods of data capture (i.e. light pen, pen pad, voice recognition) to minimize the time and effort required to enter clinical, financial, and administrative data into the LRSI Software Programs as used by Licensee.

         i.) Within Section 8 of the Development Agreement, it is understood that Licensee may need to relocate the initial Defined Computer Site from time to time, provided, however, that LRSI approves such relocation in writing, which approval shall not be unreasonably withheld. In addition, LRSI grants approval for Licensee to maintain one copy of the LRSI Software Programs and Documentation at a Disaster Recovery Site which is an alternate location to the Defined Computer Site.

          j.) For each of the Software deliverables identified in Exhibit C and developed by LRSI, LRSI shall provide initial and follow-up formal classroom training for Licensee users. Such training shall be scheduled at times reasonably convenient to both parties. The fee for this initial and follow-up training, to be conducted at Licensee location, has been included in the initial license fee as quoted in Section 10 of the Development Agreement. Travel and other associated expenses incurred by LRSI as result of such training time, shall be paid by Licensee as outlined in Section 4, second paragraph of the Technical Support Agreement. Initial and follow-up classroom training that is included with the Section 10 license fee is outlined below:

                        *     Initial Training:
                              PHASE I INTERFACES AND MPI MODULE - Two sessions, three days each, to provide Licensee users with the necessary training associated with the effective use of the various interfaces and the MPI module as developed by LRSI.
                              PHASE II CLINICAL MODULES - Three sessions per clinical module, three days each, to provide Licensee users with the training necessary to effectively use each of the clinical modules as developed by LRSI.

                        * Follow-up Training - Follow-up training generally occurs 2-4 months after the initial training and will include:
                              PHASE I INTERFACES AND MPI MODULE - Two sessions, two days each, to provide Licensee users an opportunity to enhance their understanding of the various interfaces, the MPI module, and to resolve their questions/concerns.
                              PHASE II CLINICAL MODULES - Three sessions for each clinical module, two days each, to give users an enhanced understanding of the capabilities of each clinical module as developed by LRSI for Licensee.

          k). LRSI and Licensee acknowledge that Licensee has and will continue to become involved with collaborative relationships on a local and national basis, that would benefit from having access to the LRSI Software. Such collaborative relationships will not qualify as Affiliates as defined in Exhibit E of this Development Agreement, but will qualify as a formal collaborative relationship if Licensee comprises five (5) percent or more representation of the collaborative relationship. Then Licensee, upon written approval from LRSI, which approval will not be unreasonably withheld, can offer use of the LRSI Software, from its defined computer site, to provide those data processing capabilities defined in Exhibits A and C of this Development Agreement. Such LRSI Software capabilities shall be offered to the qualified collaborative relationships within all the terms and conditions of this Development Agreement. Active patients represented by the collaborative relationships shall be calculated and charged by LRSI to Licensee as defined in Exhibit F.

                  Any collaborative type relationship in which Licensee is an active participant, but is not clearly understood to qualify as an affiliate or a collaborative relationship as defined herein, then Licensee shall submit to LRSI a detailed description of such collaborative relationship, requesting written approval to use the LRSI Software as defined in this Agreement. Such requested approval, upon thorough review by LRSI, shall not be unreasonably withheld. If the requested approval by Licensee is denied by LRSI, then LRSI shall provide Licensee a written response explaining the reasons for such denial.

         l.) Licensee acknowledges that it will desire to purchase certain consulting services from LRSI to facilitate additional training, retraining, and to generally review the manner in which Licensee is utilizing the LRSI software.

                  Such consulting services shall be provided to Licensee by LRSI, as reasonably requested, and on the terms and conditions agreed to by both parties. LRSI shall charge Licensee its current consulting fee, plus associated travel expenses, for such consulting services.



                                    EXHIBIT C
                     PROJECTED DELIVERABLES AND TIME TABLES


      [confidential treatment has been requested for omitted information]



                                    EXHIBIT D
                             AFFILIATES OF LICENSEE

Licensee has certain "affiliates" that are granted the right to use the license for LRSI Software Programs as defined in this Development Agreement. For purposes of this Agreement, an affiliate is defined as:

         (a)  any legal entity that Licensee has 51% or more ownership of, and

         (b) any legal entity that Licensee has controlling interest other than 51% or more ownership.

Based upon written documentation provided by Licensee to LRSI the following legal entities qualify as Licensee affiliates.

1)       Name:  ________________________________________________________________

         Address:  _____________________________________________________________

                   _____________________________________________________________

         Type of Controlling Interest:  ________________________________________

         Contact Person:  ______________________________________________________

         Estimated Active Patients:  ___________________________________________

  2)     Name:  ________________________________________________________________

         Address:  _____________________________________________________________

                   _____________________________________________________________

         Type of Controlling Interest:  ________________________________________

         Contact Person:  ______________________________________________________

         Estimated Active Patients:  ___________________________________________

  3)     Name:  ________________________________________________________________

         Address:  _____________________________________________________________

                   _____________________________________________________________

         Type of Controlling Interest:  ________________________________________

         Contact Person:  ______________________________________________________

         Estimated Active Patients:  ___________________________________________


                                    EXHIBIT E
                              DEFINED COMPUTER SITE


                             NATIONAL JEWISH CENTER
                               1400 Jackson Street
                             Denver, Colorado 80206


                                    EXHIBIT F
            INITIAL LICENSE FEE AND ADDITIONAL LICENSE FEE COMPONENTS


      [confidential treatment has been requested for omitted information]